Exhibit 6.3

SECOND AMENDMENT

TO

JOINT DEVELOPMENT AGREEMENT

This Second Amendment (this “Amendment”) is effective as of February 2nd, 2026, (the “Amendment Effective Date”) amends that certain Joint Development Agreement dated as of May 7, 2024 (the “Agreement”), as amended, entered into by Green Coffee Company Holdings, LLC, a limited liability company organized under the laws of the State of Delaware, USA (“GCC”), and Promotora de Café Colombia S.A., a corporation organized under the laws of the Republic of Colombia (“Procafecol”). GCC and Procafecol may be referred to individually as a “Party” and collectively as the “Parties” in this Amendment.

RECITALS

WHEREAS, the Parties entered into the Agreement, whereby they agreed to cooperate in the development and manufacture of certain Authorized Products using 100% Colombian coffee.

WHEREAS, on August 9, 2024, the Parties entered into that certain First Amendment (the “First Amendment”) to the Agreement to include certain new terms for the manufacture, marketing, sale and distribution of additional non-alcoholic Juan Valdez® 100% Colombian coffee-based beverages and Juan Valdez® merchandise items.

WHEREAS, since the execution of the Agreement, the Parties have been working diligently to complete the foundational elements required to bring Authorized Products to market, including:

a)	Development of Authorized Product assortment for the US and Canada (bagged coffee and espresso, K-cup individual pods, and ready-to-drink canned coffees/lattes).

b)	Development of new package designs tailored to the North American coffee consumer and delivering leading merchandising standards on shelf.

c)	Selection of manufacturing facilities meeting quality and safety standards for premium Colombian coffee production.

d)	Development of new network of GCC direct and broker sales coverage for the US and Canadian markets across targeted channels (grocery, club store, foodservice/institutional, and ecommerce).

e)	Evaluation, selection, and implementation of a new 3PL warehouse and direct to consumer fulfillment

f)	Migration and complete rebuilding of the juanvaldezcafestore.com ecommerce website, updated plug-ins, and added capability to sell top selling freeze-dried coffees and RTD’s direct to consumer.

g)	Launching of a new market-leading web platform, Shopify, enabling new marketing capabilities and profitable volume scaling on juanvaldezcafestore.com.

h)	Development of exclusive marketing partnerships with both The Chicago Cubs (MLB) and The LA Rams (NFL), making Juan Valdez the Official Coffee Partner in both multi-year agreements.

WHEREAS these achievements have come with significant resource allocation from both Procafecol and GCC and have taken several months to complete before selling activity could begin.

WHEREAS, in light of the above considerations, the Parties deem it reasonable to amend the measurement periods set forth in Annex K and Annex K-2 of the Agreement, for Year 1 to be assumed from April 1, 2025, to March 31, 2026, and to amend the Term of the Agreement accordingly.

WHEREAS, the Parties further wish to amend Section 10.1 in relation to the deadline for GCC’s submission of Gross Sales reports, and to amend Annex D of the Agreement in relation to Institutional Customers.

Amendment to Joint Development Agreement

WHEREAS, the Board of Directors of Procafecol authorized the execution of this Amendment at a meeting held on July 31, 2025.

WHEREAS, after examination by the Commission on Business with Third Parties, the Trademarks and Patents Committee of the Federation authorized the execution of this Amendment at a meeting held on August 25, 2025, pursuant to the License Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, contract and agree as follows:

1.            GENERAL

1.1            Defined Terms, References. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement (as previously amended). All references to Sections, Schedules, Exhibits, Attachments, Addenda and any other documents refer to those respective portions of the Agreement (as previously amended) unless otherwise specified in this Amendment.

1.2            Incorporation of Recitals; Conflicts. The Parties acknowledge and agree that: (a) the recitals at the beginning of this Amendment are incorporated hereinto; and (b) in the event of a conflict between the terms amended pursuant to this Amendment and the other terms of the Agreement (as previously amended), the terms of this Amendment control. Except as and to the extent expressly modified by this Amendment, the Agreement (as previously amended) remains in full force and effect in all respects without any modification.

2.            AGREEMENT AMENDMENT

2.1.           Amendment to Annex K. Annex K of the Agreement is amended and restated in its entirety to read as follows:

“Annex K

Minimum Sales Requirements

Gross Sales (USD)
Year 1	$1,750,000
Year 2	$13,000,000
Year 3	$32,000,000
Year 4	$53,000,000
Year 5	$78,000,000
Year 6	$104,000,000
Year 7	$131,000,000
Year 8	$159,000,000
Year 9	$190,000,000
Year 10	$225,000,000

* Year 1 is assumed to be the one-year period from April 1, 2025, to March 31, 2026.

* GCC shall be deemed to have complied with the Minimum Sales Requirements if GCC achieves at least 85% of the respective Gross Sales target. The Parties agree to review the Minimum Sales Requirements at least annually for future (not current) periods, and make changes based on market conditions.”

Amendment to Joint Development Agreement

2.2.           Amendment to Annex K-2. Annex K-2 of the Agreement is amended and restated in its entirety to read as follows:

“ANNEX K-2

MINIMUM SALES REQUIREMENTS

(NEW PRODUCTS)

Gross Sales (USD)
Year 1	$149,000
Year 2	$1,498,000
Year 3	$3,994,000
Year 4	$7,094,000
Year 5	$10,030,000
Year 6	$12,157,000

* Year 1 is assumed to be the one-year period from April 1, 2025, to March 31, 2026.

* GCC shall be deemed to have complied with the Minimum Sales Requirements for New Products if GCC achieves at least 85% of the respective Gross Sales target. The Parties agree to review the Minimum Sales Requirements for New Products at least annually for future (not current) periods and make changes based on market conditions.

* The Gross Sales of New Products shall count towards the Minimum Sales Requirements for Juan Valdez® 100% Colombian roasted coffee product as provided on Annex K of the Agreement.

* The Gross Sales of Juan Valdez® 100% Colombian roasted coffee product shall not count towards the Minimum Sales Requirements for New Products as provided in this Annex K-2.

* At least twelve (12) months prior to the conclusion of Year 6, GCC and Procafecol will discuss the Minimum Sales Requirements for New Products that GCC will meet for the remaining period of the Agreement. The Parties agree that such new Minimum Sales Requirements for New Products shall be at least proportional to, or higher than, the established Minimum Sales Requirements for New Products as set forth in this Annex K-2 for Year 1 to Year 6.”

2.3.           Amendment to Annex D. Annex D of the Agreement is amended and restated in its entirety to read as follows:

“ANNEX D

INSTITUTIONAL CUSTOMERS

▪ The Coffee Corp

▪ Cafexpress USA LLC

▪ Michael Lewis

▪ Megacenter

Amendment to Joint Development Agreement

▪ Metro Edgewater

▪ JAS

▪ Ascendant

▪ Chushman & Wakefield

▪ Healthsun

▪ Muse

▪ Nimbler

▪ Venture X

▪ Co-work

▪ 240 Crandon Boulevard

▪ Bombardier

▪ Spirit Airlines

▪ Lufthansa

▪ Frontier Airlines

▪ Breeze Airways

▪ Other institutional customers sourced by Procafecol or its Affiliates**.

* In the case where Institutional Customers purchase Authorized Products, GCC shall be entitled to all proceeds therefrom and such sales shall count towards the Minimum Sales Requirement (with Commissions payable thereon under the Agreement). In the case where current sales to Institutional Customers of Procafecol’s current roasted coffee products increase by 20% or more from current sales (to be shared with GCC in good faith with by Procafecol with GCC having a right to confirm such sales) to the respective Institutional Customer following the Effective Date, all such incremental sales of Procafecol’s current roasted coffee products will be counted towards the Minimum Sales Requirement.”

** According to Clause 2.7, Procafecol or its designated Person shall have the right to purchase Authorized Products from GCC for independent resale and distribution by Procafecol (or its designated Person) to universities, hospitals, luxury car dealerships, restaurants, hotels and vending machines within the Authorized Territory and such sales of Authorized Products shall be counted towards the Minimum Sales Requirement and shall be periodically informed to GCC.

2.4.           Amendment to Section 2.5. Section 2.5 of the Agreement is amended and restated in its entirety to read as follows:

“2.5. Instant Coffee Customers: Procafecol shall retain exclusive rights to current and new Retail and/or Institutional Customers sourced primarily by Procafecol or GCC for all sales of Procafecol’s instant coffee portfolio (“Instant Coffees”) to such Retail and Institutional Customers. Should new customers sourced primarily by GCC commit to acquire Instant Coffees, GCC is obligated to purchase such Instant Coffees from Procafecol or its Affiliates for resale to its customers and such sales of Instant Coffees to new customers sourced primarily by GCC shall be counted towards the Minimum Sales Requirements”.

2.5.           Amendment to Section 2.7. Section 2.7 of the Agreement is amended and restated in its entirety to read as follows:

“2.7 Procafecol’s Right to Purchase the Authorized Product.

a) Procafecol shall have the right, but not the obligation, to purchase certain quantities of Authorized Product from GCC (to the extent such quantities are reasonably available for purchase and at prices to be negotiated between the Parties) in order to resell it at Procafecol’s account in channels other than the Authorized Channels and/or in territories other than the Authorized Territory.

Amendment to Joint Development Agreement

b) In addition, Procafecol (or its designated Person) shall have the right, but not the obligation, to purchase Authorized Products from GCC for independent resale and distribution by Procafecol (or its designated Person) to universities, hospitals, luxury car dealerships, restaurants, hotels and vending machines within the Authorized Territory and such sales shall be counted towards the Minimum Sales Requirement and shall be periodically informed to GCC. The provisions of Section 2.9 of this Agreement shall not apply to, and are hereby expressly excluded from, any matters, transactions or sales governed by this Section 2.7”.

2.6.           Amendment to Section 10.1. Section 10.1 of the Agreement is amended and restated in its entirety to read as follows:

“10.1. Within the ten (10) calendar days following the close of each Fiscal Quarter:

(i) a reasonably detailed report of the Gross Sales of each of the Authorized Products to Authorized Retail Channels for the immediately preceding Fiscal Quarter on the basis of which the Commissions will be determined per Authorized Product. The report will be expressed in United States dollars and signed by GCC’s legal representative.

(ii) a reasonably detailed report of the Gross Sales of each of the Authorized Products to Authorized Institutional Channels for the immediately preceding Fiscal Quarter on the basis of which the Commissions will be determined per Authorized Product. The report will be expressed in United States dollars and signed by GCC’s legal representative.”

2.7.          Amendment to Section 13.1. Section 13.1 of the Agreement is amended and restated in its entirety to read as follows:

“13.1 Term. Subject to the provisions hereof, this Agreement shall commence on the Effective Date (May 7, 2024) and shall terminate on March 31, 2035, unless sooner terminated (the “Term”). GCC and Procafecol will discuss at least twelve (12) months prior to the end of the Term of this Agreement whether or not the Parties will extend the Term of this Agreement and, if they agree to so extend the Term, under what terms and conditions such extension will occur.”

3.            MISCELLANEOUS OF THIS AMENDMENT.

3.1            Authority. Each Party represents and warrants to the other Party that this Amendment is being executed by the authorized representative of such Party.

3.2            Counterparts; Electronically Transmitted Documents and Signatures. This Amendment may be executed in one or more counterparts, each of which are deemed an original and all of which together constitute one and the same instrument, it being understood that the Parties need not sign the same counterpart. A manual signature on this Amendment, which image is transmitted electronically, will constitute an original signature for all purposes. The delivery of this Amendment, including signature pages, may be transmitted or exchanged by the Parties by way of exchanging (a) signed originals, (b) by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, including sending in portable document format (PDF) via email, or (C) any combination of any such means, and the Parties hereby adopt as original any such documents received. Delivery of such documents by any electronic means will have the same effect as physical delivery of the paper document bearing the original signature.

Amendment to Joint Development Agreement

3.3            Entire Agreement. This Amendment, together with the Agreement (as previously amended), sets forth the entire agreement between the Parties, and there are no representations, agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter of this Amendment, which are not fully expressed herein. This Amendment may not be changed or terminated orally or in any manner other than as permitted by the Agreement or pursuant to a written agreement executed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

GREEN COFFEE COMPANY HOLDINGS, LLC.		PROCAFECOL S.A.

By:	/s/ Adam Jason	By:	/s/ Mateo Rodríguez
Name: Adam Jason		Name: Mateo Rodríguez
Title: Authorized signatory		Title: Authorized signatory

Amendment to Joint Development Agreement